                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)

                                                         Nine Months Ended        Three Months Ended
                                                        --------------------      --------------------
                                                           September 30,             September 30,
                                                        --------------------      --------------------
                                                          1995        1994          1995       1994
                                                        ---------   --------      --------    --------
Primary earnings (loss) per common share:
  Net Income (Loss)                                     $554,341    $(38,967)     $235,583    $ 23,117
  Dividends on Preference Shares                          13,258      20,813           ---       6,938
                                                        ---------   --------      --------    --------

  Net Income (Loss) Applicable to Common Stock          $541,083    $(59,780)     $235,583    $ 16,179
                                                        ========    ========      ========    ========

  Average number of common shares outstanding             94,213      92,990        95,568      93,046
                                                        ========    ========      ========    ========

  Per share                                             $   5.74    $   (.64)     $   2.47    $    .18
                                                        ========    ========      ========    ========

Fully diluted earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock          $541,083    $(59,780)     $235,583    $ 16,179

  Add income effect, assuming conversion of
    dilutive convertible securities                       15,106         ---           ---         ---
                                                        ---------   --------      --------    --------

  Net income (loss) on a fully diluted basis            $556,189    $(59,780)     $235,583    $ 16,179
                                                        ========    ========      ========    ========

  Average number of common shares outstanding             94,213      92,990        95,568      93,046

  Add common share effect, assuming conversion
    of dilutive convertible securities                     8,229         ---         1,057         ---
                                                        ---------   --------      --------    --------
  Average number of common shares outstanding
    on a fully diluted basis                             102,442      92,990        96,625      93,046
                                                        ========    ========      ========    ========

  Per share                                             $   5.43    $   (.64)     $   2.44    $    .18
                                                        ========    ========      ========    ========

NOTES:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

(2) Earnings per share was calculated for each three month and nine month period on a stand-alone basis. On June 22, 1995 the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Convertible Preference Stock, and on June 30, 1995 the company purchased an additional 2,000,000 shares of Common Stock. In addition, on June 27, 1995 the company called all $149,893,000 of its 6 1/2% Convertible Subordinated Debentures due April 15, 2011 for redemption on August 8, 1995. Virtually all of the Debentures were converted into an aggregate of 4,309,070 shares of common stock during the third quarter. As a result of all of these transactions, the sum of the earnings per share for the first, second and third quarters of 1995 does not equal the earnings per share for the first nine months of 1995.

    If the conversion of the 6 1/2% Convertible Subordinated Debentures had occurred on the first day of each 1995 period presented, primary earnings per share for the three months and nine months ended September 30, 1995 would have been $2.44 and $5.57, respectively.